EXHIBIT 99.1

I, Melvin C. Payne, certify pursuant to 18 U.S.C. Section 1350 adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, to the best of my knowledge, that: (i) the attached Annual Report on Form 11-K of Carriage Services, Inc. 401 (k) Plan for the year ending December 31, 2003 (“Form 11-K”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and (ii) the information contained in the Form 11-K fairly presents, in all material respects, the net assets and the change in net assets of the 401 (k) Plan of Carriage Services, Inc.

June 28, 2004

/s/ Melvin C. Payne
Melvin C. Payne
Chairman of the Board, President and Chief Executive Officer